Confirming Statement
Frank S. Sklarsky has authorized Robert M. Loesch,
Glenn Morrical, Thomas Michael Dono
and Robert R. Krakowiak and signing singly as his true and lawful attorney-in-fact to execute for and on his behalf his Forms 3, 4, and 5 (and Form ID) related to
Stoneridge, Inc. in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. This authority shall remain in full force and effect until Frank S. Sklarshy is no longer required to file
Forms 3, 4, and 5 with respect to his holdings of and transactions in securities issued Stoneridge, Inc., unless earlier revoked by him in a signed writing delivered to the authorized persons.